UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
To Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 25, 2007
Date of report (Date of earliest event reported)

       TOOTSIE ROLL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its charter)


        Virginia
(State or Other Jurisdiction of Incorporation)

        001-01361
(Commission File Number)

        22-1318955
(I.R.S. Employer Identification No.)

 7401 South Cicero Avenue, Chicago, Illinois  60629
(Address of Principal Executive Offices)   (Zip Code)

        773-838-3400
(Registrant's Telephone Number, Including Area Code)

        Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [__]  Written communications pursuant to Rule 425 under the Securities Act
              (17 CFR 230.425)

     [__]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
             (17 CFR 240.14a-12)

     [__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


ITEM 2.02.   RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    On July 25, 2007, Tootsie Roll Industries, Inc. issued a press release
(the "release") announcing its results of operations and financial condition for the second quarter ended June 30, 2007. A copy of the release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

    The information in the release and in this Item 2.02 is "furnished" and not "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, or otherwise subject to the liabilities of that section. Such information may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 only if and to the extent such subsequent filing specifically references such information.

Item 9.01.	Financial Statements and Exhibits.

(c) The following exhibit is furnished with this report:

Exhibit 99.1     Press Release of Tootsie Roll Industries, Inc., dated
                 July 25, 2007.



SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the under-signed thereunto duly authorized.


July 25, 2007                    TOOTSIE ROLL INDUSTRIES, INC.

                            By:  /S/G. HOWARD EMBER, JR.
                                 G. Howard Ember, Jr.
                                 Vice President/Finance and
                                 Chief Financial Officer



EXHIBIT INDEX

Exhibit No.               Description

99.1   Press Release of Tootsie Roll Industries, Inc., dated July 25, 2007.


Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE           FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR             Wednesday, July 25, 2007

CHICAGO, ILLINOIS - July 25, 2007 - Melvin J. Gordon, Chairman,
Tootsie Roll Industries, Inc. reported second quarter and first half 2007 sales and earnings.

Second quarter 2007 sales were $101,901,000 compared to $94,944,000 in second quarter 2006, an increase of $6,957,000 or 7%. Second quarter 2007 net earnings were $10,226,000 compared to $12,858,000 in second quarter 2006, and earnings per share were $.19 and $.23 in second quarter 2007 and 2006, respectively, a decrease of $.04 per share or 17%.

First half 2007 sales were $194,815,000 compared to $198,766,000 in first half 2006, a decrease of $3,951,000 or 2%. First half 2007 net earnings were $20,037,000 compared to $25,220,000 in first half 2006, and earnings per share were $.36 and $.45 in first half 2007 and 2006, respectively, a decrease of $.09 per share or 20%.

Mr. Gordon said, "The 7% increase in second quarter 2007 sales was achieved as a result of successful marketing programs which reflected increases in all of the Company's core brands. Although second quarter 2007 benefited from increased sales, second quarter 2007 results were adversely affected by higher input costs relating to major ingredients, packaging materials, freight and delivery, and products manufactured in Canada due to unfavorable foreign exchange rates. Substantially all of the Company's principal ingredient costs were significantly higher in second quarter 2007 compared to the corresponding period in the prior year. Second quarter 2007 comparative results were also adversely affected by a gain on the sale of securities in second quarter 2006, however, second quarter 2007 results did benefit from lower foreign taxes and resulting lower effective tax rate.

The first half 2007 sales decline reflects the conclusion of a contract to manufacture product under a private label for a third party and a non-recurring sale of certain inventory to a new foreign distributor in the prior year first quarter 2006. First half 2007 results were adversely affected by these lower sales and higher input costs, primarily relating to ingredients, as discussed above.

The Company has taken actions and implemented programs, including selected price increases primarily in 2006 as well as cost reduction programs in 2007, with the objective to recover some of these higher input costs. However, these actions have not allowed the Company to recover all of these increases in ingredient and other input costs in second quarter and first half 2007.

The Company's per share earnings for second quarter and first half 2007 did benefit from common stock purchases in the open market in 2006 and 2007 resulting in fewer shares outstanding."

              TOOTSIE ROLL INDUSTRIES, INC.
          CONSOLIDATED STATEMENTS OF EARNINGS
                FOR THE 26 WEEKS ENDED
           JUNE 30, 2007  &  JULY 1, 2006

                                    SECOND QUARTER ENDED
                                    2007            2006

Net Sales                    $  101,901,000    $  94,944,000

Net Earnings                 $   10,226,000    $  12,858,000

  Earnings                         $ .19            $ .23

  Average Shares Outstanding     55,139,000       55,943,000


                                      SIX MONTHS ENDED
                                    2007            2006

Net Sales                    $  194,815,000    $ 198,766,000

Net Earnings                 $   20,037,000    $  25,220,000

  Earnings                         $ .36            $ .45

* Average Shares Outstanding     55,207,000       56,117,000

  Based on average shares outstanding adjusted for 3% stock dividends distributed April 12, 2007 and April 13, 2006.